UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2014

SANTANDER CONSUMER USA HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36270	32-0414408
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Elm St. Suite #800 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 634-1110

n/a

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment to the Board of Directors of William P. Hendry

On July 24, 2014, the Board of Directors (the “Board “) of Santander Consumer USA Holdings Inc. (the “Company “) appointed William P. Hendry to the Board as a director and a member of the Audit Committee of the Board (the “Audit Committee”). Mr. Hendry’s term expires at the 2015 annual meeting of stockholders, and Mr. Hendry will hold office for the remainder of his term until his successor is elected and qualified.

Mr. Hendry is a Non-Executive Director and Chairman of the Audit Committee at Carlyle GMS Finance and at NF Investment Corp, a Carlyle-related company. Mr. Hendry also served on the Board as a director of FirstCity since August 2010, and as Chairman of the Board since August 2011. In July 2013, Mr. Hendry became Managing Director of Promethean Investments UK. Mr. Hendry holds an MBA from the University of Strathclyde and completed an advanced management program at Harvard Business School. He is a Fellow of the Institute of Bankers in Scotland and a Fellow of the Institute of Canadian Bankers.

The Board has determined that Mr. Hendry is “independent” within the meaning of Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and the applicable New York Stock Exchange listing standards.

There is no agreement or understanding between Mr. Hendry and any other person pursuant to which he was elected to the Board. Mr. Hendry is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his services as a director, Mr. Hendry will participate in our director compensation policy, which provides for the following compensation for the independent members of our Board: (i) an annual cash Board retainer of $80,000; (ii) an additional annual cash retainer of $40,000 for the chair of the Audit Committee of the Board; (iii) an additional annual cash retainer of $20,000 for being a member of the Audit Committee; (iv) an additional annual cash retainer of $10,000 for the chair of any other committee of the Board; (v) an additional annual cash retainer of $10,000 for being a member of any other committee; and (vi) an annual grant of stock options under the Company’s 2011 Management Equity Plan or the Company’s 2014 Omnibus Incentive Plan or restricted stock units under the Company’s 2014 Omnibus Incentive Plan, in either case, with a grant date fair value equal to $50,000 that vest ratably over three years. Any compensation paid to Mr. Hendry for 2014 will be pro-rated accordingly.

On the Audit Committee, Mr. Hendry replaces Heidi Ueberroth, who ceased to serve on the Audit Committee effective July 24, 2014. Ms. Ueberroth will continue to serve on the Board as a director.

Appointment to the Board of Directors of John H. Corston

On July 24, 2014, the Board of the Company appointed John H. Corston to the Board as a director and as chairman of the Board Enterprise Risk Committee of the Board (the “BERC”). Mr. Corston’s term expires at the 2015 annual meeting of stockholders, and Mr. Corston will hold office for the remainder of his term until his successor is elected and qualified.

Beginning in July 2014, Mr. Corston has served as the Chief Risk Officer of Santander Holdings USA, Inc., the Company’s majority shareholder with approximately 60.5% of common shares outstanding. Previously, Mr. Corston was a director with Deloitte & Touche LLP within its Governance, Regulatory & Risk Strategies practice. Prior to joining Deloitte, Mr. Corston served with the Federal Deposit Insurance Corporation (FDIC) as Associate Director within the Office of Complex Financial Institutions, where he was responsible for bank holding companies and insured institutions with total assets greater than $100 billion. Mr. Corston also was a member of the Financial Stability Oversight Council (FSOC) Steering Committee and served as the FDIC representative on the Institutions Subcommittee. Mr. Corston attended San Francisco University, where he graduated with a degree in business management, and also attended Boston College, where he obtained an MBA. Mr. Corston is also a certified public accountant in the Commonwealth of Massachusetts and the District of Columbia.

The Board has determined that Mr. Corston is not “independent” within the meaning of Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and the applicable New York Stock Exchange listing standards.

There is no agreement or understanding between Mr. Corston and any other person pursuant to which he was elected to the Board. Mr. Corston is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Corston will not receive any compensation from the Company in connection with his services as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2014	SANTANDER CONSUMER USA HOLDINGS INC.

	By:	/s/ Jason A. Kulas
	Name:	Jason A. Kulas
	Title:	President and Chief Financial Officer